Exhibit (k)(2)

FORM OF ADMINISTRATION AGREEMENT

THIS AGREEMENT is made as of the [•] day of [•], 2011, by and between Brookfield Global Listed Infrastructure Income Fund Inc., a Maryland corporation (the “Fund”), and Brookfield Investment Management Inc., a Delaware corporation (the “Administrator”);

WITNESSETH:

WHEREAS, the Fund is a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Brookfield Investment Management Inc. has entered into an investment advisory agreement with the Fund pursuant to which it acts as manager and investment adviser to the Fund; and

WHEREAS, the Fund wishes to retain the Administrator to provide certain administrative services in connection with the management of the Fund’s operations and the Administrator is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.     Appointment.  The Fund hereby appoints the Administrator to provide certain administrative services, hereinafter enumerated, in connection with the management of the Fund’s operations for the period and on the terms set forth in this Agreement.  The Administrator accepts such appointment and agrees to comply with all relevant provisions of the 1940 Act, applicable rules and regulations thereunder, and other applicable law.

2.     Services on a Continuing Basis.  Subject to the overall supervision of the Board of Directors of the Fund, the Administrator will perform the following services on a regular basis which would be daily, weekly or as otherwise appropriate:

A)   perform the services in Exhibit 1 attached; and

B)    such additional services as may be agreed upon by the Fund and the Administrator.

3.     Responsibility of the Administrator.  The Administrator shall be under no duty to take any action on behalf of the Fund except as set forth herein or as may be agreed to by the Administrator in writing.  In the performance of its duties hereunder, the Administrator shall be obligated to exercise reasonable care and diligence and to act in good faith and to use its best efforts.  Without limiting the generality of the foregoing or any other provision of this Agreement, the Administrator shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond the Administrator’s control.  The Administrator may delegate any and all of its responsibilities to one or more sub-administrators; provided, however, that the Administrator shall remain responsible to the Fund with respect to its duties and obligations set forth in this Agreement.

4.     Reliance Upon Instructions.  The Fund agrees that the Administrator shall be entitled to rely upon any instructions, oral or written, actually received by the Administrator from the Board of Directors of the Fund and shall incur no liability to the Fund in acting upon such oral or written instructions, provided such instructions reasonably appear to have been received from a person duly authorized by the Board of Directors of the Fund to give oral or written instructions.

5.     Confidentiality.  The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and all prior, present or potential shareholders of the Fund, except after prior notification to, and approval of release of information in writing by, the Fund, which approval shall not be unreasonably withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

6.     Equipment Failures.  In the event of equipment failures or the occurrence of events beyond the Administrator’s control which render the performance of the Administrator’s functions under this Agreement impossible, the Administrator shall take reasonable steps to minimize service interruptions and is authorized to engage the services of third parties (at the Administrator’s expense) to prevent or remedy such service interruptions.

7.     Compensation.  The Fund hereby agrees to compensate the Administrator for its services at an annual rate of 0.15% of the Fund’s average daily “Managed Assets” payable monthly in arrears.  “Managed Assets” of the Fund shall mean the Fund’s net assets, plus the amount of any borrowings for investment purposes.

8.     Limitation of Liability of the Administrator; Indemnification.

A)           The Administrator shall not be liable to the Fund for any error of judgment or mistake of law or for any loss arising out of any act or omission by the Administrator in the performance of its duties hereunder.  Nothing herein contained shall be construed to protect the Administrator against any liability to the Fund, its shareholders, the Administrator, as investment adviser to the Fund, or any sub-investment adviser to which the Administrator shall otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reckless disregard of its obligations and duties hereunder.

B)            The Administrator may, with respect to questions of law, apply for and obtain the advice and opinion of counsel to the Fund, at the expense of the Fund, and with respect to the application of generally accepted accounting principles or Federal tax accounting principles, apply for and obtain the advice and opinion of the independent auditors of the Fund, at the expense of the Fund.  The Administrator shall be fully protected with respect to any action taken or omitted by it in good faith in conformity with such advice or opinion.

C)            The Fund agrees to indemnify and hold harmless the Administrator from and against all charges, claims, expenses (including legal fees) and liabilities reasonably incurred by the Administrator in connection with the performance of its duties hereunder, except such as may arise from the Administrator’s willful misfeasance, bad faith, gross negligence in the performance of its duties or by reckless disregard of its obligations and duties hereunder.  The

Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the Administrator’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that it is entitled to such indemnification and if the directors of the Fund determine that the facts then known to them would not preclude indemnification.  In addition, at least one of the following conditions must be met: (A) the Administrator shall provide a security for this undertaking; (B) the Fund shall be insured against losses arising by reason of any lawful advances; or (C) a majority of a quorum consisting of directors of the Fund who are neither “interested persons” of the Fund (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Independent Directors”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Administrator ultimately will be found entitled to indemnification.

D)            As used in this Paragraph 4, the term “Administrator” shall include any affiliates of the Administrator performing services for the Fund contemplated hereby and directors, officers, agents and employees of the Administrator and such affiliates.

9.     Duration and Termination.  This Agreement shall become effective on the date first set forth above, such date being the date on which this Agreement has been executed and shall continue in full force and effect, unless terminated as herein provided, for successive annual periods so long as such continuance is approved at least annually by the Fund’s Board of Directors, including by the vote of a majority of the Directors who are not “interested persons” (as defined in the 1940 Act) of the Fund.  This Agreement may be terminated at any time, without the payment of any penalty, by the Fund (through the Board of Directors of the Fund) or the Administrator on 30 days’ written notice to the other.  All notices and other communications hereunder shall be in writing.  This Agreement cannot be assigned without the prior written consent of the other party hereto.

10.   Notices.  Notices under this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, to the other party at such address as such other party may designate from time to time for the receipt of such notices.  Until further notice to the other party, the address of each party to this Agreement for this purpose shall be Three World Financial Center, 200 Vesey Street, New York, New York 10281-1010.

11.   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

12.   Services Not Exclusive.  Nothing in this Agreement shall limit or restrict the Administrator from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

13.   Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14.   Amendments.  This Agreement or any part hereof may be changed or waived only by instrument in writing signed by the party against which enforcement of such change or waiver is sought.

15.   Miscellaneous.  This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the services to be performed hereunder, and supersedes all prior agreements and understandings, relating to the subject matter hereof.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  This Agreement shall be deemed to be a contract made in New York and governed by New York law.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first written above.

BROOKFIELD GLOBAL LISTED INFRASTRUCTURE INCOME FUND INC.

By:
Title:

Attest:

BROOKFIELD INVESTMENT MANAGEMENT INC.

By:
Title:

Attest:

EXHIBIT 1

BROOKFIELD INVESTMENT MANAGEMENT INC. (“BIM”)
ADMINISTRATIVE SERVICES

Pursuant to Section 2 of the Administration Agreement between BIM and Brookfield Global Listed Infrastructure Income Fund Inc. (the “Fund”), BIM will perform the following services on a regular basis which shall be daily, weekly or as otherwise appropriate:

1)     prepare and coordinate reports and other materials to be supplied to the Board of Directors of the Fund;

2)     prepare and/or supervise the preparation and filing with the applicable regulatory authority of all securities filings (i.e., N-SAR, N-CSR, Form N-Q and N-PX), periodic financial reports, prospectuses, statements of additional information, marketing materials, tax returns, shareholder reports and other regulatory reports and filings required of the Fund;

3)     supervise and monitor the preparation of all required filings necessary to maintain the Fund’s qualification and/or registration to sell shares in all states where the Fund currently does, or intends to do business;

4)     coordinate the preparation, printing and mailing of all materials (e.g., Annual Reports) required to be sent to shareholders;

5)     coordinate the preparation and payment of Fund-related expenses;

6)     monitor and oversee the activities of the Fund’s servicing agents (i.e., transfer agent, custodian, fund accountants, etc.);

7)     review and adjust as necessary the Fund’s daily expense accruals;

8)     monitor daily, monthly and periodic compliance with respect to Federal and State Securities Laws, Securities and Exchange Commission and FINRA Rules and prospectus guidelines and restrictions;

9)     send periodic information (i.e., performance figures) to service organizations that track investment company information;

10)   prepare and/or supervise the preparation and filing with the New York Stock Exchange all reports and filings required of the Fund

11)   prepare and/or supervise the preparation and filing of any press releases required of the Fund; and

12)   perform such additional services as may be agreed upon by the Fund and BIM.